Exhibit 99

Stephen Blum — Investor Relations
(480) 754-5040

Cynthia A. Demers — Corporate & Government Affairs
(480) 754-4090

The Dial Corporation’s CEO and CFO to Present at the
Prudential Securities 2003 “Back-To-School” Conference

Scottsdale, Ariz. — August 28, 2003 — The Dial Corporation’s (NYSE: DL) Chairman, President and CEO, Herbert M. Baum, and Executive Vice President and CFO, Conrad A. Conrad, will present to investors at the Prudential Securities 2003 “Back-To-School” Conference in Boston on September 3, 2003. Mr. Baum and Mr. Conrad are scheduled to speak at 12:45 p.m. ET.

     A live audio web cast of the presentation is open to the general public and is available by accessing http://investor.info.dialcorp.com/webcast.cfm. A replay of the web cast will be available through the same link through September 10, 2003.

     Dial management stated it remained confident with the guidance previously provided of earnings per share from continuing operations of $0.34 per share for the third quarter and approximately $1.33 for the full year 2003.

     The Dial Corporation, headquartered in Scottsdale, Ariz., is one of America’s leading manufacturers of consumer products, including Dial® soaps, Purex® laundry detergents, Renuzit® air fresheners and Armour® Star canned meats. Dial products have been in the marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at www.dialcorp.com.

     Statements in this press release as to the Company’s expectations, beliefs, plans or predictions for the future are forward-looking statements within the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements include the Company’s expectations for higher costs for energy and petroleum related commodities, for earnings per share for the third quarter and full year 2003, for sales in the second half and full year 2003 and for operating margin in the second half of 2003, all of which are under the heading “2003 Outlook.” Such forward-looking statements also include expected savings from both the information technology outsourcing agreement with EDS and the implementation of SAP, as well as the expected costs and timing for implementing SAP, all under the heading “IT Outsourcing and ERP Implementation Project.”

     Forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. For example, actual events or results could differ materially if (1) economic conditions in the U.S. deteriorate resulting in lower sales, (2) competition in the categories in which the Company competes intensifies, resulting in lower sales or requiring increased expenditures and lower profit margins to preserve or maintain market shares, (3) efforts to control and reduce costs are unsuccessful or do not yield anticipated savings, (4) new products are unsuccessful or do not produce the sales anticipated, (5) there are further increases in raw material, petroleum, natural gas and/or energy prices, (6) the Company does not achieve the benefits anticipated from steps being taken to try to improve operations and financial results, (7) the Company experiences a loss of or a substantial decrease in purchases by any of its major customers, including a decrease in sales to Kmart as a result of its store closings or to Fleming as a result of its bankruptcy filing, (8) the capital and operational savings expected from the information technology outsourcing agreement with EDS are lower than anticipated, or (9) the Company experiences problems in implementing SAP, such as delays in processing orders, which harm our relationships with our customers or increase the costs related to implementation. These and other factors that could cause actual events or results to differ materially from those in the forward-looking statements are described in “Management’s Discussion and Analysis of Results of Operations and Financial Condition — Factors That May Affect Future Results and Financial Condition” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

     Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

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